Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@thepeopleplace.com	stuartj@thepeopleplace.com

THE PEOPLES HOLDING COMPANY ANNOUNCES
FOURTH QUARTER EARNINGS

TUPELO, MISSISSIPPI (January 18, 2005) – The Peoples Holding Company (AMEX:PHC) today announced results for the fourth quarter of 2004. Earnings per diluted share were $.44 for the fourth quarter of 2004 compared to $.55 for the fourth quarter of 2003. Fourth quarter 2004 earnings per diluted share include a $.07 reduction for the impairment of FNMA and FHLMC securities, a $.03 reduction for fixed asset and real estate owned impairment and a $.02 reduction for merger expenses related to the Renasant acquisition. Excluding these reductions, earnings per diluted share for the fourth quarter of 2004 were $.56.

Net interest margin improved to 4.20% for the fourth quarter of 2004 from 4.16% for the fourth quarter of 2003 due to a shift in asset mix from investments to loans and repricing of variable rate loans. Net interest income grew 25.22% to $15,228,000 for the fourth quarter of 2004 compared to $12,161,000 the same period in 2003.

“Although not fully reflected in our earnings per share, we are making some extremely positive strides.” commented Peoples President and CEO, E. Robinson McGraw. “We have now experienced four consecutive quarters of loan growth and five consecutive quarters of improvement in net interest margin. Credit quality continues to improve in particular with the recent sale of over $10 million in loans that were either impaired or were below our desired credit standards. With our two recent acquisitions, we have now expanded our footprint to include key growth markets in Tennessee and Alabama and with the recent announcement that we are changing the name of The Peoples Bank & Trust Company, we are now positioned to continue our progress under one unified brand of Renasant Bank.”

The acquisition of Renasant Bancshares, Inc. of Germantown, Tennessee was completed on July 1, 2004 using the purchase accounting method under generally accepted accounting principles. Under this method of accounting, the financial statements of the Company do not reflect the results of operations of Renasant prior to July 1, 2004. As such, period-end balances incorporate the impact of the Company’s acquisition of Renasant Bank, including goodwill of $39.8 million and a core deposit intangible of $4.51 million, while average balances and income-related items were impacted for the entire third and fourth quarters of 2004. The Company issued 802,094 shares of Peoples Holding Company common stock in connection with the acquisition. The acquisition had a $.09 per share dilutive impact on 2004 earnings.

During the fourth quarter of 2004 Peoples recorded an other-than-temporary non-cash impairment charge of approximately $675,000 after-tax or $.07 per diluted share related to certain Fannie Mae (“FNMA”) and Freddie Mac (“FHLMC”) preferred stock owned by Peoples. As a result of the recent events at FNMA and FHLMC, Peoples recorded this unrealized loss as an other-than-temporary impairment in accordance with generally accepted accounting principles (GAAP). The impairment is being recognized on $5,050,000 of predominately variable rate securities that are rated AA- and Aa3 by S&P and Moody’s, respectively. These investment grade securities are held as part of our available for sale portfolio; therefore, the unrealized losses have already been recorded as a reduction in other comprehensive income and no additional charges to capital are required.

McGraw commented, “Events at FNMA and FHLMC during the year and in particular the fourth quarter resulted in additional analysis regarding the nature of the market impairment. The analysis and our internal accounting policies resulted in the impairment charge. We are recording this charge because we believe this is a conservative interpretation of current accounting literature. We have not concluded that this reflects the true long-term economic value of these instruments in a rising interest rate environment. A late December FNMA offering of $5 billion in preferred stock had a wider spread than previous issues resulting in somewhat lower values for other outstanding preferred stock.”

Earnings per diluted share for 2004 were also impacted by the aforementioned $.12 reduction in fourth quarter earnings which resulted from the above-described recognition of impairments and merger related expenses.

Net income for the fourth quarter of 2004 was $4,048,000, down 11.17%, or $509,000 from the fourth quarter of 2003. Fourth quarter 2004 net income included approximately $1,009,000 after-tax in impairment charges and merger related expenses. Excluding these adjustments, net income for fourth quarter 2004 was $5,057,000.

Due in part to the aforementioned adjustments, return on average assets decreased to 1.18% for 2004 compared to 1.33% for 2003. The annualized return on average equity decreased to 11.52% for 2004 compared to 13.41% for 2003 partly as the result of the increased equity of $30.39 million issued with the Renasant acquisition. Return on average tangible equity, which excludes the effects of intangible assets and related amortization expenses, was 14.01% for 2004 compared to 14.04% for 2003.

The allowance for loan losses as a percentage of loans was 1.26% at the end of the fourth quarter 2004 compared to 1.45% at the end of the third quarter 2004 and 1.53% at the end of the fourth quarter 2003. Net charge-offs were $1,824,000, or .65% annualized as a percentage of average loans for the fourth quarter of 2004 compared to $549,000, or .26% for the fourth quarter of 2003. Of the fourth quarter 2004 net charge-offs, $1,634,000 was related to the sale of approximately $10,465,000 of commercial and commercial real estate loans. The credit quality of these loans had declined below the desired credit standards of the Company. Existing reserves on these loans exceeded the charge-off amount by $612,000 which was utilized to reduce the loan loss provision for the fourth quarter 2004. Excluding charge-offs on the loans sold, net charge-offs for the fourth quarter of 2004 were .07%, annualized and .15% for the year ended December 31, 2004. Non-performing loans as a percentage of total loans decreased to .76% at December 31, 2004, from .85% at December 31, 2003. The non-performing loan coverage ratio was 166.30% at December 31, 2004 compared to 181.09% at December 31, 2003. According to McGraw, “Our relatively low level of net charge-offs is consistent with our strategic goal. As mentioned in prior quarterly releases, over one half of our non-performing loan ratio is related to one credit, and we continue working to resolve this credit.”

Non-interest income decreased to $6,619,000 for the fourth quarter of 2004 from $7,865,000 for the fourth quarter of 2003. Non-interest income for the fourth quarter of 2004 included a $1,094,000 reduction for the impairment on the FNMA and FHLMC securities. Excluding this adjustment, non-interest income decreased slightly from fourth quarter 2003 resulting from the loss of approximately $150,000 of mortgage related revenue from fourth quarter 2003 due to the slowdown in mortgage refinancing activity and approximately $300,000 of merchant discount revenue as a result of the sale of the merchant business in June, 2004. “We continue to generate strong, diversified noninterest income which, excluding the aforementioned impairment reduction, represents approximately 33.62% of our net operating revenue, reflecting our commitment to this increasingly important initiative,” stated McGraw.

Non-interest expense was $16,631,000 for the fourth quarter of 2004, which includes $2,038,000 of expenses from Renasant, compared to $13,210,000 for the fourth quarter of 2003. The balance of this increase was due to salary and benefit expenses related to the strategic hiring of commercial lending and wealth management personnel, data processing expenses incurred due to the implementation of network enhancements, continued marketing expenses related to a successful checking account program introduced in the second quarter of 2003, the costs related to opening new banking facilities, impairment of other real estate and loss on the disposition of obsolete assets, accounting and legal expenses, expenses related to the Renasant merger and expenses related to the previously mentioned name change that will be discussed later. During the first half of 2004, three new banking and financial services offices were opened. These include the new full-service bank in Horn Lake, the Financial Services office in Southaven’s Deerchase office park and the Private Client Financial Services Center in the new Fairpark district of downtown Tupelo. The Horn Lake and Deerchase offices will boost the Company’s presence in the dynamic DeSoto County market. The Private Client Financial Services Center serves affluent clients in the Tupelo and Lee County area with a full range of products and services including financial planning. “These new facilities in our opportunity markets represent strong investments in our future growth,” said McGraw.

Reflecting the acquisition of Renasant, assets as of December 31, 2004 were up 20.66% from December 31, 2003 to $1.708 billion and deposits were up 16.29% to $1.319 billion over the same period. Loans grew 32.32% to $1.141 billion at the end of the fourth quarter 2004 from $863 million at December 31, 2003, including $181 million from Renasant Bank. Excluding Renasant, loans grew at an annualized rate of approximately 11.30% from the end of the fourth quarter of 2003.

“Our comprehensive investment, insurance and traditional banking services have resulted in significant growth in non-interest income during the previous 16 quarters. In addition to the new offices and strategic hires mentioned earlier, the acquisition of Renasant now gives us a presence in the affluent and fast-growing cities of Germantown and Cordova adjoining east Memphis. We will soon establish a third location in east Memphis along highly traveled Poplar Boulevard inside the I-240 loop and a fourth location in the dynamic city of Collierville which adjoins our established Germantown and Cordova markets.” commented McGraw.

On September 3, 2004, the Company announced plans to construct a full-service bank at the corner of West Jackson Street and Home Depot Drive in Oxford, Mississippi. It is anticipated that the facility will open in the third quarter of 2005. During the third week of October the Company also opened a branch, offering loan and other financial services products, in downtown Oxford near the Square. Additionally, the Company opened a full service ATM on the campus of The University of Mississippi in Oxford during the fourth quarter of 2004. Another full service ATM will be added to the campus of Mississippi State University in Starkville in January 2005.

On January 1, 2005, Peoples completed the acquisition of Heritage Financial Holding Corporation, the parent of Alabama-based Heritage Bank. Heritage has 8 banking locations in Decatur, Huntsville and Birmingham. At December 31, 2004, Heritage had total assets of $541 million, total deposits of $380 million and total stockholders’ equity of $45 million. McGraw said of the transaction, “The acquisition of Heritage will allow Peoples’ to gain a presence in some of Alabama’s most attractive markets and to serve a broader customer base while enhancing shareholder value and future earnings potential. Heritage provides us with a natural extension of our current footprint and we are excited about the partnership as we share similar operating philosophies, cultures and values.”

On December 16, 2004, Peoples announced that it would be changing the name of The Peoples Bank & Trust Company to Renasant Bank effective February 1, 2005. “This name change is necessary to remove potential confusion resulting from the use of the Peoples name by others in our footprint. In addition, we think it is prudent to focus our resources to build, grow and enhance one unified Renasant brand rather than three” commented McGraw.

CONFERENCE CALL INFORMATION

A live audio webcast of a conference call with analysts will be available beginning at 10:00 a.m. Eastern time on Wednesday, January 19, 2004, through the Investor Relations page of the Company’s website: www.phcfc.com, and through Thompson/CCBN’s individual investor center at www.fulldisclosure.com, or any of Thompson/CCBN’s Investor Distribution Network. The event will be archived for 90 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing 1-800-659-2032 in the United States and entering the participant passcode 18412077. The financial and other statistical information presented in the conference call will be provided through the investor relations page on the Company’s website: www.phcfc.com.

ABOUT THE PEOPLES HOLDING COMPANY

The Peoples Holding Company is the parent of The Peoples Bank & Trust Company, Mississippi’s fourth largest commercial bank headquartered in the state, The Peoples Insurance Agency, Inc. and Renasant Bank of Germantown, Tennessee. PHC has assets in excess of $2.2 billion and operates 58 community bank, insurance and financial services offices in 35 cities in Mississippi, Tennessee and Alabama.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding The Peoples Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

THE PEOPLES HOLDING COMPANY Summary Financial Highlights (Unaudited) (Dollars in thousands, except per share amounts)
	Three Months Ended December 31,
	2004	2003
Earnings Summary
Net interest income	$15,228	$12,161
Provision for loan losses	(82)	544

Net interest income after provision for loan losses	15,310	11,617
Noninterest income	6,619	7,865
Noninterest expenses	16,631	13,210

Income before provision for income taxes	5,298	6,272
Provision for income taxes	1,250	1,715

Net income	$4,048	$4,557

Basic earnings per share	$0.45	$0.56

Diluted earnings per share	$0.44	$0.55

Weighted average shares outstanding - Basic	9,024,384	8,198,067

Weighted average shares outstanding - Diluted	9,081,944	8,218,971

Selected Ratios
Net interest rate spread	3.96%	3.88%
Net interest margin	4.20%	4.16%
Noninterest income ratio (excluding security gains and losses)	1.82%	2.26%
Noninterest expense ratio	3.92%	3.84%
Net overhead ratio	2.10%	1.58%
Efficiency ratio	70.16%	63.48%
Return on average assets	0.95%	1.32%
Return on average equity	9.07%	13.27%
Return on average tangible equity	12.41%	13.87%

	Dec. 31,	Dec. 31,
	2004	2003

Balance Sheet Summary (Period End):
Total assets	$1,707,545	$1,415,214
Gross loans (excluding mortgages held for sale)	1,141,480	862,652
Deposits	1,318,677	1,133,931
Shareholders' equity	179,042	137,625
Book value per common share	19.79	16.79

Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Income for the indicated periods. Additional financial information is available on the Company’s website (http://www.phcfc.com/) under the Financial Releases section of Investor Relations.